EXHIBIT 21
Subsidiaries of the Registrant

Jurisdiction of Incorporation
Name
Acculogic Ltd	Delaware
Ambrell Corporation	Delaware
InTest EMS LLC (a)	Delaware
InTest Italy	Delaware
InTest Silicon Valley Corporation (a)	Delaware
Temptronic Corporation (b)	Delaware
Videology Imaging Corporation	Delaware
Acculogic Inc.	Ontario
Acculogic GmbH	Germany
Ambrell B.V.	Netherlands
Ambrell Limited	U.K.
InTest PTE, Ltd.	Singapore
InTest SE Asia Sdn Bhd	Malaysia
InTest Thermal Solutions GmbH	Germany
Alfamation S.p.A.	Italy
Suzhou Alfa Testing Equipment Co. Ltd.	China

(a) Doing business as InTest EMS.
(b) Doing business as InTest Thermal Solutions Corp.